EXHIBIT 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables show selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of First Busey Corporation ("First Busey"), including per share data, after giving effect to the merger with Pulaski Financial Corp. ("Pulaski") and other pro forma adjustments. The selected unaudited pro forma condensed combined financial information assumes that the merger is accounted for under the acquisition method of accounting for business combinations in accordance with GAAP, and that the assets and liabilities of Pulaski will be recorded by First Busey at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined balance sheet gives effect to the transactions as if the transactions had occurred on December 31, 2015. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2016, and the year ended December 31, 2015, give effect to the transactions as if the transactions had become effective at January 1, 2015.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
Pulaski's fiscal year end was September 30 and First Busey's is December 31.  In order to provide stockholders with comparable information, for purposes of the unaudited pro forma condensed combined statements of income, certain financial information for Pulaski has been presented as if Pulaski's year end was December 31.  To calculate operating results for the year ended December 31, 2015, the operating results for Pulaski's quarter ended December 31, 2015 were added to the operating results for Pulaski's year ended September 30, 2015 and the operating results for Pulaski's quarter ended December 31, 2014 were subtracted.

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2015
 (in thousands, except per share data)
	First Busey Corporation	Pulaski Financial Corp.	Pro Forma Adjustments			Pro Forma Combined

Assets
Cash and cash equivalents	$319,280	$88,510	$-			$407,790
Investment securities	884,670	47,909	105	(1)		932,684
Residential mortgage loans held for sale	9,351	189,669	-			199,020
Loans	2,627,739	1,238,087	(28,873)	(1)		3,836,953
Allowance for loan losses	(47,487)	(15,853)	15,853	(2)		(47,487)
Premises and equipment, net	63,088	17,591	95	(3)		80,774
Goodwill	25,510	3,939	70,068	(4	)(5)	99,517
Core deposit and other intangible assets, net	7,432	-	15,468	(6)		22,900
Other assets	109,393	75,884	(2,824)	(7)		182,453
Total assets	$3,998,976	$1,645,736	$69,892			$5,714,604

Liabilities
Deposits	$3,289,106	$1,214,220	$1,102	(8)		$4,504,428
Borrowings	252,972	269,600	906	(9)		523,478
Trust preferred securities	55,000	19,589	(3,805)	(10)		70,784
Other liabilities	28,712	18,325	15,134	(11	)(12)	62,171
Total liabilities	3,625,790	1,521,734	$13,337			5,160,861

Common stockholders' equity	373,186	124,002	56,555	(13	)(14)	553,743
Total liabilities and stockholders' equity	$3,998,976	$1,645,736	$69,892			$5,714,604

Book value per common share	$13.01	$10.37				$14.52
Shares outstanding	28,695	11,958	(2,516)	(14)		38,137

Unaudited Pro Forma Condensed Combined Statement of Income for the
Three Months Ended March 31, 2016
(in thousands, except per share data)

	First Busey Corporation	Pulaski Financial Corp.	Pro Forma Adjustments			Pro Forma Combined

Total interest income	$29,524	$13,684	$1,865	(15)		$45,073
Total interest expense	1,582	1,836	(284)	(16	)(17)	3,134
Net interest income	27,942	11,848	2,149			41,939
Provision for loan losses	1,000	-	-			1,000
Net interest income after provision for loan losses	26,942	11,848	2,149			40,939
Non-interest income	16,846	3,036	-			19,882
Non-interest expense	27,688	11,344	516	(18)		39,548
Income before income taxes	16,100	3,540	1,633			21,273
Income taxes	5,666	1,164	572	(19)		7,402
Net income	10,434	2,376	1,061			13,871
Preferred stock dividends	-	-	-			-
Net income available to common shareholders	$10,434	$2,376	$1,061			$13,871
Basic	$0.36	$0.20	-			$0.36
Diluted	$0.36	$0.20	-			$0.36
Average shares for basic earnings per share	28,739	11,931	9,442			38,181
Average shares for diluted earnings per share	28,929	12,087	9,557	(20)		38,486

Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended
December 31, 2015
 (in thousands, except per share data)

	First Busey Corporation	Pulaski Financial Corp.	Pro Forma Adjustments			Pro Forma Combined

Total interest income	$118,022	$51,115	$6,422	(15)		$175,559
Total interest expense	6,207	5,880	(740)	(16	)(17)	11,347
Net interest income	111,815	45,235	7,162			164,212
Provision for loan losses	1,600	700	-			2,300
Net interest income after provision for loan losses	110,215	44,535	7,162			161,912
Non-interest income	64,792	17,837	-			82,629
Non-interest expense	115,305	41,300	2,062	(18)		158,667
Income before income taxes	59,702	21,072	5,100			85,874
Income taxes	20,696	6,926	1,785	(19)		29,407
Net income	39,006	14,146	3,315			56,467
Preferred stock dividends	700	-	-			700
Net income available to common shareholders	$38,306	$14,146	$3,315			$55,767
Basic	$1.32	$1.19				$1.45
Diluted	$1.32	$1.17				$1.44
Average shares for basic earnings per share	28,928	11,871	9,442			38,370
Average shares for diluted earnings per share	29,103	12,086	9,557	(20)		38,660

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and Statement of Income
Note 1—Basis of Presentation
First Busey acquired Pulaski on April 30, 2016 for a fixed exchange ratio of 0.79 shares of First Busey common stock for each share of Pulaski common stock. The acquisition is accounted for under the acquisition method of accounting and, accordingly, the assets and liabilities of Pulaski presented in these pro forma condensed combined financial statements have been adjusted to their estimated fair values based upon conditions as of the merger date and as if the transaction had been effective on January 1, 2015 for statement of income data. Since these are pro forma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at that time. The fair values are estimates as of the date hereof and actual amounts are still in the process of being finalized.  Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.
Note 2—Pro Forma Adjustments Footnotes
(1)	To adjust interest-earning assets of Pulaski to approximate fair value, consisting of an increase to investments by $0.1 million and a decrease to loans by $28.9 million. The loan fair value adjustment includes a $19.8 million discount to adjust for credit deterioration of the acquired portfolio, a $4.0 million discount for the impact of changes in market interest rates and a $5.1 million write-off of net deferred loan costs. $15.5 million is expected to be accreted over an estimated 4 year remaining life of the respective loans in a manner that approximates level yield.

(2)	To eliminate Pulaski's allowance for loan losses of $15.9 million.

(3)	To record the fair value adjustment to increase premises and equipment by $0.1 million.

(4)	To record goodwill of $74.0 million resulting from the difference between the purchase price and identifiable net assets as follows:

(dollars in thousands)
Total Purchase Price	$195,449

Allocated to:
Historical book value of Pulaski's assets and liabilities	124,002

Adjustments to record assets and liabilities at fair value:
Investments, fair value adjustment	105
Loans, fair value adjustment	(28,873)
Eliminate Pulaski's allowance for losses	15,853
Premises and equipment, fair value adjustment	95
Core deposit intangible asset	15,468
Other real estate owned, fair value adjustment	(2,512)
Eliminate Pulaski's goodwill	(3,939)
Deposit, fair value interest rate adjustment	(1,102)
Borrowings, fair value adjustment	(906)
Deferred taxes	(1,225)
Other assets, fair value adjustment	(312)
Other liabilities, fair value adjustment	983
Trust preferred securities, fair value adjustment	3,805
Resulting goodwill	$74,007

(5)	To eliminate Pulaski's existing goodwill of $3.9 million.

(6)	To record core deposit intangible asset of $15.5 million. Amount to be amortized using a sum of years digits method over a 14 year useful life.

(7)	To record the fair value adjustment to reduce other real estate owned by $2.5 million and other assets by $0.3 million.

(8)	To record the fair value adjustment to increase time deposits by $1.1 million. Amount to be accreted over 2 years.

(9)	To record the fair value adjustment to increase borrowings by $0.9 million. Such borrowings were repaid shortly after the merger date, so no discount accretion is presented in these pro forma financial statements.

(10)	To record the fair value adjustment to decrease trust preferred securities by $3.8 million. Amount to be accreted over the weighted average remaining life of 18 years.

(11)	To record estimated transaction costs to be incurred totaling $21.1 million, net of tax of $14.9 million. Significant costs include $6.6 million of vendor termination costs, $4.8 million of employee related costs, net of tax, and $2.9 million of professional fees. For purposes of the pro forma presentation, the aggregate amount of these transaction costs is excluded from the pro forma income statements, which is consistent with applicable guidance.

(12)	To record fair value adjustments to reduce other liabilities by $1.0 million and a net deferred tax liability related to the fair value adjustments and establishment of the core deposit intangible assets of $1.2 million.

(13)	To eliminate Pulaski's stockholders' equity of $124.0 million. The adjustment also includes a $15.7 million decrease in retained earnings to record transaction costs, net of tax.

(14)	To record the issuance of 9.4 million shares of First Busey common stock at $20.44 per share totaling $193.0 million. The purchase price is also adjusted for cash in lieu of fractional shares and the fair value of outstanding Pulaski stock options.

(15)	To record accretion on the credit adjustment and interest rate adjustment on the loan portfolio.

(16)	To record accretion on interest rate adjustment on time deposits.

(17)	To record accretion on interest rate adjustment on trust preferred securities.

(18)	To record amortization of core deposit intangible.

(19)	To record tax effects at an effective rate of 35%.

(20)	Includes estimated 115,000 shares of equivalent roll over option for Pulaski's existing option awards.